EXHIBIT 10.44
HEALTH FITNESS CORPORATION
OUTSIDE DIRECTOR COMPENSATION
1.	Initial Compensation — Stock Grant. Upon first election to the HFC Board of Directors, a Director will receive a grant of that number of shares of stock which is equal to the sum of $60,000 divided by the per share fair market value of the Company’s common stock as of such date of election; provided that one-third of such shares shall be vested on the first anniversary of such date of election, two-thirds of such shares shall be vested on the second anniversary of the date of such election, and all of such shares shall be vested on the third anniversary of the date of such election; further provided that any non-vested shares shall be forfeited upon such director’s resignation, termination, failure to stand for re-election..
2.	Annual Compensation — Stock Options. Upon first election to the HFC Board of Directors, and on a yearly basis thereafter, a director will receive a six-year fully vested option to purchase 15,000 shares of HFC common stock. The option will have an exercise price equal to the fair market value of HFC’s common stock on the date of grant. A record of options earned by each director will be maintained at the HFC corporate office by the CFO. A report of options earned will be distributed to each director on a quarterly basis by the CFO.
3.	Annual Compensation — Retainer. The Chairperson and Directors will receive a monthly cash retainer of $1,000 ($12,000 annualized) payable quarterly at a rate of $3,000 per calendar quarter. The Chairperson will also receive a monthly cash retainer of $500 ($6,000 annualized) payable quarterly at a rate of $1,500 per calendar quarter. In addition, the Chairperson shall receive an additional annual fee of $30,000 for additional services provided in connection with the Company’s strategic plan and related projects. This fee will be paid quarterly and is subject to suspension or termination by the Board.
4.	Board Meeting Compensation. The Chairperson and Directors will receive a cash payment of $1,000 for attending each regular or specially scheduled board meeting. Telephonic board meetings (or a Director’s telephonic attendance at a board meeting) will be compensated at 75% of the cash payment.
5.	Committee Meeting Compensation. Committee Chairpersons and Committee Members will receive a cash payment of $500 for attending each regular or specially scheduled committee meeting. Telephonic committee meetings (or a Director’s telephonic attendance at a committee meeting) will be compensated at 75% of the cash payment. In addition to the Committee Meeting fee, the Chairpersons of the Compensation/Human Capital Committee and the Nominating/Governance Committee will each receive a monthly cash retainer of $208.33 ($2,500 annualized) payable quarterly at a rate of $625 per calendar quarter. The Chairperson of the Audit Committee will receive a monthly cash retainer of $416.66 ($5,000 annualized) payable quarterly at a rate of $1,250 per calendar quarter. The Chairperson of the Finance and Strategy Committees and (unless otherwise determined by the Board) any Ad —Hoc Committees from time to time created by the Board, will not receive retainers but will receive an additional cash payment of $250 above the $500 committee meeting fee for each committee meeting attended.
6.	Expense Reimbursement. The cost of out-of-town travel incurred by a director to attend board meetings will be reimbursed by HFC. Directors should make travel plans at least 30 days in advance if possible, and should travel at the lowest fare available. Costs of out-of-town travel related to committee meeting attendance will not be reimbursed.

7.	Directors & Officers Insurance Coverage. Each director will be covered by a D&O liability policy with policy limits of least $10 million and separate “Side A Coverage” with policy limits of at least $5 million.

A director shall be deemed to have been first elected to the Board upon the earlier of (i) such director’s election to the Board by the shareholders and (ii) such director’s election to the Board by the Board pursuant to its power to fill vacancies on the Board, including any vacancy resulting from the death, resignation, removal or disqualification of a director and any vacancy resulting from any newly created directorship.